UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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WASHINGTON BANKING COMPANY
_________________________________________________________________________________
 (Name of Registrant as Specified in Its Charter)

_________________________________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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450 S.W. Bayshore Drive
Oak Harbor, WA 98277
Telephone: (360) 679-3121
___________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 13, 2009

Notice is hereby given of a special meeting of shareholders of Washington Banking Company (the “Company”), to be held at the Whidbey Island Bank Operations Center Community Room, located at 321 SE Pioneer Way, Oak Harbor, Washington, at 9:00 a.m., local time, on Tuesday, January 13, 2009 to consider and vote upon the following business:

1.	AMENDMENT OF ARTICLES OF INCORPORATION—TREASURY TARP CAPITAL PURCHASE PROGRAM FOR PUBLIC COMPANIES. To approve an amendment to Article 3 of the Amended and Restated Articles of Incorporation of the Company to increase the authorized shares of preferred stock to 26,380 shares (from 20,000) and to designate all 26,380 shares of preferred stock as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” to be issued to the U.S. Department of the Treasury in exchange for $26,380,000.

Passing the amendment is necessary for us to participate in the U.S. Treasury’s TARP Capital Purchase Program for public companies. The Company and Whidbey Island Bank are fundamentally sound. Both have solid capital ratios and good sources of liquidity. However, we believe it is important to participate in the Capital Purchase Program for public companies because of the future uncertainty of the national and local economies. Due to the current economic situation, we desire to take the TARP capital in an abundance of caution and believe that it is in the interest of our common stock shareholders to do so. We plan to use the additional capital to fund prudent loan growth and to further strengthen our capital position.

2.	ADJOURNMENT OF THE SPECIAL MEETING. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposed amendment to Article 3 of the Amended and Restated Articles of Incorporation of the Company.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a shareholder of record of the Company’s common stock as of the close of business on December 8, 2008, you are entitled to receive this Notice and vote at the special meeting, and any adjournments or postponements thereof. This Notice and Proxy Statement are being mailed to shareholders of record on or about December 18, 2008. Your board of directors recommends a vote FOR each of the items of business.

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the special meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign, date and promptly return your proxy card in the enclosed envelope or vote by telephone or internet by following the instructions on your proxy card.

By Order of the Board of Directors, /s/ Shelly L. Angus Shelly L. Angus, Corporate Secretary

December 18, 2008

WASHINGTON BANKING COMPANY
450 SW Bayshore Drive
Oak Harbor, Washington 98277
360-679-3121

PROXY STATEMENT

     We are sending you this Proxy Statement and the accompanying proxy card in connection with the solicitation of proxies by your Board of Directors for the special meeting of shareholders (the “Special Meeting”) of Washington Banking Company (the “Company”) to be held at the Whidbey Island Bank Operations Center Community Room, located at 321 SE Pioneer Way, Oak Harbor, Washington, at 9:00 a.m., local time, on January 13, 2009. Only shareholders of record as of the close of business on December 8, 2008 are entitled to notice of and to vote at the Special Meeting.

Who can vote?

     Holders of record of the Company’s common stock at the close of business on December 8, 2008 are eligible to vote at the Special Meeting. As of that date, there were 9,500,520 shares of the Company’s common stock outstanding held by approximately 300 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

What are my choices when voting?

     You may vote in favor or against each of the proposals, or you may elect to abstain from voting your shares on each of the proposals.

How do I vote?

     First, carefully read this document in its entirety. Then, vote your shares by following the instructions from your broker if your shares are held in “street name” or by one of the following methods:

  mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;
  call the toll-free number on the proxy card and follow the directions provided;
  go to the website listed on the proxy card and follow the instructions provided; or
  attend the meeting and submit a properly executed proxy or ballot.

     If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

If I have mailed my signed proxy card, how will my shares be voted?

     The shares represented by properly executed proxy cards that are received prior to the Special Meeting and not subsequently revoked will be voted in accordance with your voting instructions. If you submit a valid proxy card prior to the Special Meeting but do not complete the voting instructions, your proxy will vote your shares as recommended by the Board of Directors.

Can I change my vote after I have mailed my signed proxy card?

        Yes. If you have not voted through your broker, you can do this by:

  submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;
  notifying the Company’s corporate secretary, in writing, of the revocation of your proxy before the meeting; or
  voting in person at the meeting (but simply attending the meeting will not, in and of itself, revoke a proxy).

        If you vote through your broker, please contact your broker to change your vote.

Can I attend the Special Meeting even if I vote by proxy?

        Yes. All shareholders are welcome to attend the Special Meeting.

Why did I receive more than one Special Meeting notice or multiple proxy cards?

     You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust, custodial accounts). You should vote on each proxy card that you receive.

How do you determine a quorum?

     The Company must have a quorum to conduct business at the Special Meeting. Shareholders holding at least a majority of the shares entitled to vote must attend the meeting in person or by proxy to have a quorum. The Company’s shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as present for determining a quorum.

How are votes counted and how many votes are required for adoption of the proposals?

     Each share of common stock is entitled to one vote. The named proxies will vote shares as instructed.

  Item 1 requires the approval of a majority of the common shares outstanding as of the record date. Abstention will not count as a vote cast on the proposal and has the same effect as a vote against the proposal; and
  Item 2 requires the approval of a majority of the common shares represented at the meeting in person or by proxy.

What are the consequences if the proposed amendments to Article 3 of the Articles are not approved?

     If the proposed amendment to Article 3 of the Articles related to authorization and designation the Series A Preferred Stock to be issued to the Treasury under the TARP Capital Purchase Program for public companies is not adopted, we will not be able to participate in the Program and obtain the capital investment under the Program. In such event, the Company may be at a disadvantage against competitors who receive capital under the Program.

Who pays the cost of soliciting proxies?

     The Company pays the cost of soliciting proxies. We intend to hire a proxy solicitor for this Special Meeting and estimate the cost to be $10,000. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders for their expenses in sending proxy materials and obtaining proxies. In addition, our officers and employees may solicit proxies in person or by telephone, fax or letter, without extra compensation.

Where do I get more information?

     If you have any questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, please call Shelly L. Angus, Corporate Secretary, at (360) 240-6458.

BUSINESS OF THE SPECIAL MEETING

ITEM 1 – AMENDMENT OF ARTICLES OF INCORPORATION—U.S. TREASURY TARP CAPITAL PURCHASE PROGRAM FOR PUBLIC COMPANIES

     We are submitting to shareholders a proposed amendment (the “Proposed TARP Amendment”) to Article 3 of our Articles to increase the existing number of authorized shares of preferred stock from 20,000 to 26,380 and to designate such 26,380 shares of preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A on the terms described below.

Background

     In response to the recent turmoil in the financial markets, Congress enacted the Emergency Economic Stabilization Act, authorizing the Troubled Asset Relief Program, or TARP, which is intended to relieve pressures on financial institutions through various means including the recently announced Capital Purchase Program (the “Program”). The Program, as currently established, provides for direct equity investment by the U.S. Department of the Treasury (the “Treasury”) in eligible, approved financial institutions through the purchase of senior preferred stock and common stock warrants. Under the Program, selected financial institutions will sell senior preferred shares on standardized terms to the Treasury. A description of the terms of Treasury’s investment for public companies is included in attached as Appendix A.

     On November 25, 2008, the Company received preliminary approval for the sale of $26,380,000 of our preferred stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Senior Preferred Shares”), liquidation amount $1,000 per share, to Treasury under the Program for public companies.

     Our Articles of Incorporation allow for the issuance of 20,000 shares of preferred stock but do not authorize the Board of Directors to set the specific terms of a series of preferred stock, as is required under Washington law to complete the Treasury investment. We are seeking approval of the specific terms of the Senior Preferred Shares necessary to participate in the Program. The Proposed TARP Amendment, including the specific terms of the Senior Preferred Shares, is set forth on the attached Appendix B.

     Article 3 currently provides that our authorized capital stock consists of 13,679,757 shares of common stock with no par value per share and 20,000 shares of preferred stock with no par value per share. The Proposed TARP Amendment changes the number of authorized shares of preferred stock to

26,380 to correspond to a $26,380,000 investment by Treasury in preferred stock with a liquidation amount of $1,000 per share and does not change the number of authorized shares of common stock.

Reasons for the Proposed TARP Amendment

     The purpose of the Proposed TARP Amendment is solely to authorize us to sell Senior Preferred Shares to the Treasury under the Program for public companies. Although the Company is well-capitalized, the Board of Directors has determined that the Program for public companies constitutes an attractive means of raising additional capital.

Pro Forma Impact of Capital Purchase Program

     The following tables set forth our financial position as of September 30, 2008 and results of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007:

  on an actual basis; and
  on an as adjusted basis to give effect to the sale of $26.4 million of the Company’s Series A Preferred Stock, which represents 3% of the Company’s risk-weighted assets as part of its participation in the Program.

     The unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Program been received, or the issuance of the warrants pursuant to the Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to the Company’s historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet and regulatory capital ratio data. The key assumptions in the following pro forma statements include the following:

  The issuance of Preferred Stock under the Program for public companies for $26.4 million,
  The issuances of warrants to purchase 492,165 shares of the Company’s common stock, and
  The investment of the proceeds in agency securities.

     The pro forma impact does not represent the planned use of the Preferred Stock. If the investment is made by Treasury, the proceeds will be used by the Company to maintain its strong capital and competitive position by accessing additional resources for lending.

     The financial information below should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2008 included in our Quarterly Report on Form 10-Q for the quarter then ended and our audited consolidated financial statements for the year ended December 31, 2007 and related notes and other financial information included in our Annual Report on Form 10-K for the year then ended.

CONSOLIDATED BALANCESHEETS (unaudited)

		Pro Forma Adjustments	Pro Forma
($ in thousands)	September 30,	September 30,	September 30,
	2008	2008	2008

Balance Sheet
Cash	$ 19,653	$ -	$ 19,653
Fed Funds	17,410	-	17,410
Investments (1)	13,661	26,380	40,041
Loans, net	812,596	-	812,596
Other assets	49,142	-	49,142

Total Assets	$ 912,462	26,380	$ 938,842

Deposits	$ 783,741	$ -	$ 783,741
Other Borrowings	45,774	-	45,774
Other liabilities	3,964	-	3,964

Total Liabilities	833,479	-	833,479

Preferred Stock	-	26,380	26,380
Common Stock	33,384		33,384
Warrants	-	1,448	1,448
Discount on Preferred Stock	-	(1,448)	(1,448)
Retained Earnings	45,513		45,513
Accumulated Other Comprehensive Income	86		86

Total Shareholders' Equity	78,983	26,380	105,363

Total liabilities and Shareholders' Equity	$ 912,462	$ 26,380	$ 938,842

Capital Ratios
Total Risk Based Capital Ratio	13.06%		15.97%
Tier 1 Capital Ratio	11.81%		14.72%
Leverage Ratio	11.68%		14.22%
Equity to Assets	8.66%		11.22%

(1) Assumes $26,380 CPP proceeds are invested in short-term agency securities.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
		Pro Forma Adjustments	Pro Forma
	Nine Months Ended	Nine Months Ended	Nine Months Ended
($ in thousands, except per share data)	September 30,	September 30,	September 30,
	2008	2008	2008

Interest Income	$ 44,637	$ 49	$ 44,686
Interest Expense	16,161	-	16,161

Net Interest Income	28,476	49	28,525
Provision for Loan Losses	3,150	-	3,150
Noninterest Income	5,307	-	5,307
Noninterest Expense	20,788	-	20,788

Income Before Income Taxes	9,845	49	9,894
Provision for Income Taxes	3,183	17	3,200

Net Income	6,662	32	6,694
Preferred dividends	-	1,259	1,259

Net income available to Common Shareholders	$ 6,662	$ (1,227)	$ 5,435

Earnings per Common Share
Net Income per Share, Basic	$ 0.70	$ (0.13)	$ 0.57

Net Income per Share, Diluted	$ 0.70	$ (0.14)	$ 0.56

Average Number of Common Shares Outstanding	9,457,000	9,457,000	9,457,000
Fully Diluted Average Common and Equivalent Shares Outstanding	9,514,000	174,000	9,688,000
_________________________

(1)	Assumes that the Program proceeds are initially invested in short term US agency securities earning at a rate of 0.25%. The actual impact to net interest income is expected to be different as the Company plans to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at an assumed incremental tax rate of 35%.

(3)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance and is accreted back to par value on a constant effective yield method (approximately 6.40%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change, including the discount (market rate at issuance) rate on the preferred stock and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the company’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in this Proxy Statement, the Department of Treasury would receive warrants to purchase 492,165 shares of the Company’s common stock. The pro forma adjustment shows the increase in diluted common shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $8.04 (based on the company’s trailing 20-day average common share price as of November 25, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
		Pro Forma Adjustments	Pro Forma
	Year Ended	Year Ended	Year Ended
($ in thousands, except per share data)	December 31,	December 31,	December 31,
	2007	2007	2007

Interest Income	$ 62,368	$ 66	$ 62,434
Interest Expense	24,810	-	24,810

Net Interest Income	37,558	66	37,624
Provision for Loan Losses	3,000	-	3,000
Noninterest Income	7,490	-	7,490
Noninterest Expense	28,471	-	28,471

Income Before Income Taxes	13,577	66	13,643
Provision for Income Taxes	4,179	23	4,202

Net Income	9,398	43	9,441
Preferred dividends	-	1,688	1,688

Net income available to Common Shareholders	$ 9,398	$ (1,645)	$ 7,753

Earnings per Common Share
Net Income per Share, Basic	$ 1.00	$ (0.18)	$ 0.83

Net Income per Share, Diluted	$ 0.99	$ (0.19)	$ 0.80

Average Number of Common Shares Outstanding	9,365,000	9,365,000	9,365,000
Fully Diluted Average Common and Equivalent Shares Outstanding	9,493,000	247,000	9,740,000

________________________

(1)	Assumes that the Program proceeds are initially invested in short term US agency securities earning at a rate of 0.25%. The actual impact to net interest income is expected to be different as the Company plans to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at an assumed incremental tax rate of 35%.

(3)	Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance and is accreted back to par value on a constant effective yield method (approximately 6.40%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change, including the discount (market rate at issuance) rate on the preferred stock and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the company’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in this Proxy Statement, the Department of Treasury would receive warrants to purchase 492,165 shares of the Company’s common stock. The pro forma adjustment shows the increase in diluted common shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $8.04 (based on the company’s trailing 20-day average common share price as of November 25, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

     The Company’s participation in the Program is subject to shareholders approving the Proposed TARP Amendment to our Articles of Incorporation described in this Proxy Statement. We have included the unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the Preferred Stock.

Summary of Senior Preferred Shares, Warrants and Treasury Agreements

     The following is a summary of the material terms of the Senior Preferred Shares we propose to issue to Treasury under the Program for public companies. You should read the Term Sheet attached as Appendix A and the proposed amendment to our Articles attached as Appendix B.

Terms of the Investment

     Under the Program, in exchange for an investment of $26,380,000, Treasury will purchase 26,380 Senior Preferred Shares, liquidation amount $1,000 per share, from the Company and will receive warrants to purchase 492,165 shares of the Company’s common stock at an exercise price of $8.04 per share.

Capital Treatment

        The Senior Preferred Shares will qualify as Tier 1 capital for regulatory purposes.

Rank of Senior Preferred Shares

     The Senior Preferred Shares will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares.

Dividends

     The Senior Preferred Shares will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The dividend will be payable quarterly in arrears.

Voting

     The Senior Preferred Shares will be non-voting, other than class voting rights on certain matters that could adversely affect the shares including:

  any authorization or issuance of shares ranking senior to the Senior Preferred Shares, any amendment to the rights of Senior Preferred Shares, or any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares.

     If dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Shares will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Redemption

     The Senior Preferred Shares will be callable by us at par (100% of the issue price of $26,380,000) after three years. Prior to the end of three years, the Senior Preferred Shares may be redeemed at par with the proceeds from one or more qualifying equity offerings of Tier 1 perpetual preferred stock or common stock.

Transfer

        Treasury may transfer the Senior Preferred shares to a third party at any time.

Issuance of Common Stock Warrants

     In conjunction with the sale of Senior Preferred Shares, the Company will issue Treasury a warrant to purchase 492,165 shares of common stock at an exercise price of $8.04 per share. The initial exercise price on the warrant, and the market price for determining the number of shares of common stock subject to the warrant, was calculated on a 20-trading-day trailing average prior to the date of Treasury approval. The warrant is subject to customary anti-dilution adjustments and will have a 10-year term.

     Treasury will agree not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the warrant.

Registration Rights

     The Company will also be required to file a shelf registration statement covering the Senior Preferred Shares, the warrant and the common stock underlying the warrant as promptly as practicable after the date of the investment and will be required to take all action required to cause the shelf registration statement to be declared effective as soon as possible unless it is not eligible to file a registration statement on Form S-3. In that case, the Company will only be required to file the shelf registration statement upon Treasury request.

     The Company will also be required to grant to the Treasury “piggyback” registration rights for the Senior Preferred Shares, the warrant and the common stock underlying the warrant, and to take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Shares, the warrant and the common stock underlying the warrant.

     The Company will be required to list the common stock underlying the warrant on Nasdaq and may, if requested by the Treasury, be required to apply for such listing for the Senior Preferred Shares.

Executive Compensation

     To participate in the Program, the Company is required to meet standards related to executive compensation and corporate governance during the period in which Treasury holds equity issued under the Program, including:

  ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the company;
  requiring a claw-back of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;
  prohibiting the Company from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; and
  agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

     To ensure compliance with the executive compensation limitations imposed by the Program, we plan to enter into agreements with our senior executive officers who will be subject to the limitations. The agreements would document each executive’s agreement to, among other things, “clawback” provisions relating to the repayment of incentive compensation based on materially inaccurate financial statements or performance metrics and limitations on certain post-termination “parachute” payments.

Restrictions on Dividends and Repurchases

     For as long as any Senior Preferred Shares are outstanding, no dividends may be declared or paid on junior preferred stock, preferred stock ranking pari passu with the Senior Preferred Shares, or common stock (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred Shares), nor may the Company repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the Senior Preferred Shares or common stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid.

     In addition, Treasury’s consent will be required for any increase in the per share dividend amount on our common stock until the third anniversary of the date of the Senior Preferred Shares investment unless prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties.

     Treasury’s consent will be required for certain equity and trust preferred securities repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the Senior Preferred Shares issued to the Treasury is redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties.

Effect of Proposed TARP Amendment

     If shareholders approve the Proposed TARP Amendment, we will file an amendment to the Company’s Articles of Incorporation that would designate the 26,380 shares of preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A with the preferences, limitations, voting powers and relative rights as required by the Program as set forth on Appendix B.

     Substantially all of the proceeds of the sale of Senior Preferred Shares would be used to infuse additional capital into the Company’s subsidiary, Whidbey Island Bank, to support its continued growth in earning assets and deposits. Portions of the net proceeds also might be used for other general corporate purposes, including, without limitation: financing new banking centers or lending offices, or other capital improvements; acquiring other financial institutions or their assets and related liabilities, including branch offices; creating or acquiring non-bank providers of financial or other services; and continuing to expand or upgrade our products, systems and operations.

     Since the Senior Preferred Shares will be non-voting in accordance with the Program, the issuance of such Senior Preferred Shares should not dilute the relative voting power of the current common stock holders. Current shareholders would not have preemptive rights to acquire any additional shares of capital stock issued by the Company and would have no right to purchase a proportionate share, or any portion, of any shares of preferred stock issued.

     The affirmative vote of a majority of the common shares outstanding as of the record date is required to approve the Proposed Amendment. If the Proposed Amendment is not approved, the current Articles of Incorporation will continue in effect and we will not be able to participate in the Program.

Anti-Takeover Effects

     The purpose of the Proposed TARP Amendment is to provide the Board of Directors with the ability to complete the transaction with Treasury, not to establish any barriers to a change of control or acquisition of the Company. Pursuant to the terms of the Program, however, if we issue Senior Preferred Shares and we fail to pay the required dividends on the shares in full six times, the Treasury will have the right to elect two directors to our Board of Directors. This right would continue until any suspended dividends are fully paid for four consecutive quarters. This could be interpreted as having a potential anti-takeover effect. For example, the Senior Preferred Shares have special voting rights and certain other preferential terms that could deter or discourage efforts by another group or company to acquire control of the Company, even if other shareholders favored a change of control. The Proposed Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board of Directors have any present intent to use the preferred stock to impede a takeover attempt.

Your Board of Directors has unanimously approved the Proposed TARP Amendment and recommends that you vote “FOR” the Proposed TARP Amendment.

ITEM 2 – ADJOURNMENT OF THE SPECIAL MEETING

     A proposal will be submitted to shareholders at the Special Meeting to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposed amendment to Article 3 of the Articles. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

The Board of Directors unanimously recommends a vote “FOR” the Adjournment of the Special Meeting proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below identifies all persons known to us to own beneficially more than 5% of our outstanding common shares as of December 8, 2008.

Name	Number	Percentage of
		Outstanding Common
		Stock

Frontier Financial Corporation	782,506	8.2%
PO Box 2215
Everett, WA 98203
The Banc Funds Company, LLC	654,699*	6.9%
Funds V, VI and VII
208 S LaSalle Street	(as of 9/30/08)
Chicago, IL 60604

*Based on information set forth in Schedule 13F
filed with the SEC on November 14, 2008.

     As of December 8, 2008, our directors and executive officers who are not also directors, and all of our executive officers and directors as a group, beneficially owned common shares of the Company as set forth below. The percentages shown are based on the number of shares of common stock deemed to be outstanding, under applicable regulations (including options exercisable within sixty days of the record date of the special meeting).

	Shares Beneficially Owned at December 8, 2008
Name	Number	Percentage of
		Outstanding Common
		Stock
John L. Wagner, President and CEO	35,890 (1)	**
Joseph W. Niemer, Executive Vice President and	32,845 (2)	**
Richard A. Shields, Executive Vice President and	12,257 (3)	**
Karl C. Krieg, Director	154,964 (4)	1.6%
Jay T. Lien, Director	94,648 (5)	1.0%
Robert B. Olson, Director	118,914 (6)	1.3%
Anthony B. Pickering, Director	50,946 (7)	**
Edward J. Wallgren, Director	195,239 (8)	2.0%
Dennis A. Wintch, Director	8,833 (9)	**
Directors and executive officers as a group (9	707,536 (10)	7.4%

**	Represents less than 1.0%

(1)	Includes 1,198 shares issuable upon exercise of options, 549 of which are exercisable at $6.15 per share, 124 of which are exercisable at $14.60 per share and 525 of which are exercisable at $15.98 per share.

(2)	Includes 773 shares issuable upon exercise of options, 248 of which are exercisable at $14.60 per share and 525 of which are exercisable at $15.98 per share, and 30,400 shares owned by Mr.

Niemer through his 401(k) Plan.

(3)	Includes 649 shares issuable upon exercise of options, 124 of which are exercisable at $14.60 per share and 525 of which are exercisable at $15.98 per share, and 5,162 shares owned by Mr.

Shields through his 401(k) Plan.

(4)	Includes 1,361 shares issuable upon exercise of options, 774 of which are exercisable at $14.60 per share, and 587 of which are exercisable at $15.98 per share.

(5)	Includes (a) 3,585 shares issuable upon exercise of options, 844 of which are exercisable at $4.50 per share, 1,380 of which are exercisable at $6.54 per share, 774 of which are exercisable at $14.60 per share, and 587 of which are exercisable at $15.98 per share, and (b) 700 shares owned by Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee.

(6)	Includes (a) 9,027 shares issuable upon exercise of options, 4,216 of which are exercisable at $4.50 per share, 3,450 of which are exercisable at $6.54 per share, 774 of which are exercisable at $14.60 per share, and 587 of which are exercisable at $15.98 per share, and (b) 1,235 shares owned for the benefit of Mr. Olson’s grandchildren under the Uniform Gift to Minors Act, for which Mr. Olson is the Custodian.

(7)	Includes 9,027 shares issuable upon exercise of options, 4,216 of which are exercisable at $4.50 per share, 3,450 of which are exercisable at $6.54 per share, 774 of which are exercisable at $14.60 per share, and 587 of which are exercisable at $15.98 per share.

(8)	Includes 1,361 shares issuable upon exercise of options, 774 of which are exercisable at $14.60 per share, and 587 of which are exercisable at $15.98 per share.

(9)	Includes 587 shares issuable upon exercise of options which are exercisable at $15.98 per share.

(10)	Includes 27,568 shares issuable pursuant to options exercisable within 60 days of the date of this table at exercise prices ranging from $4.50 to $15.98 per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains and incorporates by reference forward-looking statements about the Company that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. We make forward-looking statements regarding the closing the Treasury investment, the timing of such closing and the use of proceeds of the Treasury funds. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Risk and uncertainties include, without limitation, whether the Program will continue and whether Treasury will permit us to seek shareholder approval and delay closing of the Treasury investment. The Company does not intend to update these forward-looking statements, which are made as of the date of this Proxy Statement. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The rules of the Securities and Exchange Commission (“SEC”) allow the Company to “incorporate by reference” into this Proxy Statement certain information that we have filed with the SEC. This means that we can disclose important information to shareholders by referring the shareholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

     The following items in documents filed by the Company with the SEC are incorporated by reference into this proxy statement:

  Items 6, 7, 7A, 8, and 9 of the Company's Annual Report on Form 10-K for the Year Ended December 31, 2008; and
  Items 1, 2, and 3 of the Company's Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2008, June 30, 2008, and September 30, 2008.

     A copy of any of the documents referred to above will be furnished, without charge, by writing to Washington Banking Company, Attention: Investor Relations, 450 S.W. Bayshore Drive, Oak Harbor, WA 98277. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC website at http://www.sec.gov.

     Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to:

Washington Banking Company
450 S.W. Bayshore Drive
Oak Harbor, WA 98277
Telephone: (360) 679-3121
Attention: Investor Relations

ADDITIONAL INFORMATION

     The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. If any other matters properly come before the Special Meeting, it is intended that the proxies in the accompanying form will be voted in accordance with the judgment of the person voting the proxies.

By Order of the Board of Directors,

/s/ Shelly L. Angus
Shelly L. Angus
Corporate Secretary
December 18, 2008

APPENDIX A—TERM SHEET TARP Capital Purchase Program Senior Preferred Stock and Warrants Summary of Senior Preferred Terms

Issuer:

Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder: Size:

United States Department of the Treasury (the “UST”).

QFIs may sell preferred to the UST subject to the limits and terms described below. Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:

Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital Status:	Tier 1.

Term: Dividend:

Perpetual life.

The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:

Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator. “Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash. Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:

For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:

The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:

The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:

The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:

The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms
Warrant:

The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: Exercisability:	10 years Immediately exercisable, in whole or in part

Transferability:

The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:

In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:

In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:

In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

APPENDIX B

     If approved, Article 3 of the Articles of Incorporation would be amended in its entirety to read as follows:

     ARTICLE 3. The aggregate number of shares which Washington Banking Company (the “Corporation”) is authorized to issue is Thirteen Million Six Hundred Seventy-Nine Thousand Seven Hundred Fifty Seven (13,679,757) common shares with no par value per share, and Twenty Six Thousand Three Hundred Eighty (26,380) preferred shares with no par value per share. All the authorized shares of Preferred Stock of the Corporation are designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”. The voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A are as follows:

DESIGNATION

     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 26,380. The Designated Preferred Stock shall have no par value per share.

     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of Designation to the same extent as if such provisions had been set forth in full herein.

     Part. 3. Definitions. The following terms are used in this Designation (including the Standard Provisions in Annex A hereto) as defined below:

     (a) “Common Stock” means the common stock, no par value per share, of the Corporation.

     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

     (e) “Minimum Amount” means $6,595,000.

     (f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

     (g) “Signing Date” means the date of the Letter Agreement between the United States Department of the Treasury and the Corporation.

     Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

     (f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

     (g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

     (h) “Dividend Period” has the meaning set forth in Section 3(a).

     (i) “Dividend Record Date” has the meaning set forth in Section 3(a).

     (j) “Liquidation Preference” has the meaning set forth in Section 4(a).

     (k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

     (l) “Preferred Director” has the meaning set forth in Section 7(b).

     (m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

     (n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

     (o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

     (p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

     (q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

     (r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Dividends.

     (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the

Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

     (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of ParityStock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

     Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

     (c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

     (f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.

     (a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

          (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

          (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

PLEASE MARK VOTES
[  X  ] AS IN THIS EXAMPLE

REVOCABLE PROXY
WASHINGTON BANKING COMPANY
SPECIAL MEETING OF SHAREHOLDERS
January 13, 2009

Each undersigned shareholder of Washington Banking Company, a Washington corporation (the “Company”) hereby constitutes and appoints John L. Wagner and Richard Shields, and each of them, with full power of substitution, the proxy of the undersigned to vote only at the Special Meeting of Shareholders of the Corporation to be held at the Whidbey Island Bank Operations Center Community Room, located at 321 SE Pioneer Way, Oak Harbor, Washington, on Tuesday, January 13, 2009 at 9:00 a.m., local time, and at any adjournment or postponement thereof, all of the shares of the Company which the undersigned would be entitled to vote if personally present at such meeting or any adjournment or postponement thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1. Proposal to approve an amendment to Article 3 of the Amended and Restated Articles of Incorporation of the Company to authorize 26,380 shares of preferred stock and to designate such shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

                                               [  ] FOR                                  [   ]AGAINST                  [  ] ABSTAIN

2. Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposed amendment to Article 3 of the Amended and Restated Articles of Incorporation of the Company.

                                               [  ] FOR                                  [   ]AGAINST                  [  ] ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.

Signature ___________________ Signature ___________________ Dated  ___________________

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Vote By Internet	Vote By Telephone	Vote By Mail
http://www.investorvote.com	1-800-652-8683
/WBCO	Use any touch-tone telephone to	Mark, sign and date your
Use the Internet to transmit	transmit your voting instructions	proxy card and return it in
your voting instructions until	until 11:59 p.m. eastern time the	the enclosed postage-paid
11:59 p.m. eastern time the day	day before the meeting date.	envelope.
before the meeting date. Have	Have your proxy card in hand
your proxy card in hand when	when you call. You will be
you access the website. You	prompted to enter your 12 digit
will be prompted to enter your	control number, located below,
12 digit control number, located	and then follow the directions
below, to create and submit an electronic ballot.	given.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.